PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2014	2013	2014	2013
Income from continuing operations	$27,650	$26,476	$55,451	$51,465
Interest expense	3,370	3,958	6,723	8,497

Earnings from continuing operations available to cover fixed charges	$31,020	$30,434	$62,174	$59,962

Fixed charges (1)	$3,602	$3,958	$7,180	$8,497
Preferred stock dividends	15,122	15,122	30,244	28,972

Combined fixed charges and preferred distributions	$18,724	$19,080	$37,424	$37,469

Ratio of earnings from continuing operations to fixed charges	8.6	7.7	8.7	7.1

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.7	1.6	1.7	1.6

	For the Years Ended December 31,
	2013	2012	2011	2010	2009
Income from continuing operations	$116,144	$94,395	$99,563	$96,394	$91,368
Interest expense	16,074	20,618	5,455	3,534	3,552

Earnings from continuing operations available to cover fixed charges	$132,218	$115,013	$105,018	$99,928	$94,920

Fixed charges (1)	$16,433	$20,618	$5,455	$3,534	$3,552
Preferred stock dividends	59,216	69,136	41,799	46,214	17,440
Preferred partnership distributions	—	323	(6,991)	5,103	(2,569)

Combined fixed charges and preferred distributions	$75,649	$90,077	$40,263	$54,851	$18,423

Ratio of earnings from continuing operations to fixed charges	8.0	5.6	19.3	28.3	26.7

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.7	1.3	2.6	1.8	5.2

(1)	Fixed charges include interest expense and capitalized interest.

PS BUSINESS PARKS, INC.

EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited, in thousands, except ratio data)

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	For The Three Months		For The Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
FFO	$40,823	$37,983	$81,943	$76,083
Interest expense	3,370	3,958	6,723	8,497
Preferred stock dividends	15,122	15,122	30,244	28,972

FFO available to cover fixed charges	$59,315	$57,063	$118,910	$113,552

Fixed charges (1)	$3,602	$3,958	$7,180	$8,497
Preferred stock dividends (2)	15,122	15,122	30,244	28,972

Combined fixed charges and preferred distributions paid	$18,724	$19,080	$37,424	$37,469

Ratio of adjusted FFO to fixed charges	16.5	14.4	16.6	13.4

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.2	3.0	3.2	3.0

	For the Years Ended December 31,
	2013	2012	2011	2010	2009
FFO	$165,845	$134,472	$149,797	$124,420	$163,074
Interest expense	16,074	20,618	5,455	3,534	3,552
Net income allocable to noncontrolling interests —preferred units	—	323	(6,991)	5,103	(2,569)
Preferred stock dividends	59,216	69,136	41,799	46,214	17,440

FFO available to cover fixed charges	$241,135	$224,549	$190,060	$179,271	$181,497

Fixed charges (1)	$16,433	$20,618	$5,455	$3,534	$3,552
Preferred stock dividends (2)	59,216	51,969	41,799	42,730	44,662
Preferred partnership distributions (2)	—	174	398	4,521	5,848

Combined fixed charges and preferred distributions paid	$75,649	$72,761	$47,652	$50,785	$54,062

Ratio of adjusted FFO to fixed charges	14.7	10.9	34.8	50.7	51.1

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.2	3.1	4.0	3.5	3.4

(1)	Fixed charges include interest expense and capitalized interest.
(2)	Excludes the issuance costs related to the redemption/repurchase of preferred equity and the gain on the repurchase of preferred equity.